Exhibit 99.1

Contact:	Robert S. Breuil
(650) 864-7431

AEROGEN, INC. REPORTS FOURTH QUARTER 2004 FINANCIAL RESULTS

Mountain View, CA, March 9, 2005 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the three months and twelve months ended December 31, 2004.  The net loss attributable to common stockholders for the three months ended December 31, 2004 was $2.7 million, or $0.53 per share, compared with a net loss of $5.1 million, or $1.22 per share, for the same period in 2003.  The net loss attributable to common stockholders for the twelve months ended December 31, 2004 was $23.2 million, or $4.86 per share, compared with $17.4 million, or $4.22 per share, for the same period in 2003.

Aerogen’s cash balance as of December 31, 2004 was $16.9 million.  The Company believes this cash balance is sufficient to sustain operations into the first quarter of 2006.  In order to continue operations beyond that time, the Company will need to raise additional capital, either through public or private financings, collaborative relationships or other arrangements.

The results for the twelve months ended December 31, 2004 include a charge of $11.7 million, or $2.45 per share, reflecting a deemed dividend imputed from the difference between the allocated proceeds and the conversion value of the Company’s Series A-1 Convertible Preferred Stock that was issued during the first half of 2004.  There were no deemed dividends in 2003.  As deemed dividends are only incurred upon the issuance of certain securities, and the Company completed its planned issuance of Series A-1 Convertible Preferred Stock in May 2004, there will be no further charges for deemed dividends related to the Series A-1 Convertible Preferred Stock financing.

Aerogen has concluded that it must restate its previously reported results for the first three quarters of 2004 to correct its accounting for the Series A-1 Preferred Stock and Common Stock Warrants issued in the first and second quarters of 2004.  Due to certain rights provided to the investors in the Series A-1 Preferred Stock, the Company has concluded that the warrants issued in conjunction with the Series A-1 Preferred financing should properly be accounted for as a liability, rather than as stockholders’ equity as previously presented.

The restatements will not affect cash flows, cash balances or operating income of the Company in any period.

The impact of this change on net income attributable to common stockholders included a reduction in the deemed dividend recorded for the Series A-1 issuance of $0.7 million for the year ended December 31, 2004.  Additionally, the value of the warrants changed from their initial issuance values through December 31, 2004.  The resulting decrease in the warrant liability created non-operating income for the three months ended December 31, 2004 of $1.5 million, or $0.30 per share and for the twelve months ended December 31, 2004 the non-operating income was $5.8 million, or $1.23 per share.  The change also has the impact of increasing total liabilities as well as the recorded amount of redeemable convertible preferred stock, and reducing stockholders’ equity.

A full explanation of this non-operating change in accounting, including revised financial statements, will be made in the Company’s Form 10-K for the year ended December 31, 2004.

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The terms of the Series A-1 Convertible Preferred Stock provide for a dividend, at the rate of 6% per year, to be paid quarterly in cash or Aerogen common stock, at the Company’s election, to each holder of Series A-1 Convertible Preferred Stock.  During the three and twelve months ended December 31, 2004, the Company elected to pay this dividend in Aerogen common stock, resulting in charges related to ordinary dividends of $0.5 million, or $0.09 per share, and $1.4 million, or $0.29 per share, respectively.  The Company did not pay any such dividends during 2003.

Revenues for the three months ended December 31, 2004 were $2.2 million, compared with $1.0 million for the same period in 2003.  Revenues for the twelve months ended December 31, 2004 were $6.2 million compared with $4.2 million for the same period in 2003.  The increase in revenues for the three-month period ending December 31, 2004, as compared with the same period in 2003, primarily resulted from an increase in product sales of the Aeroneb® Professional Nebulizer System (“Aeroneb Pro”) and royalties associated with a large consumer products company’s sales of an air freshener incorporating our aerosol generator technology.  The increase in revenues for the twelve-month period ending December 31, 2004, as compared with the same period in 2003, was primarily due to higher royalty revenues associated with the consumer products company’s sales of the air freshener and royalties on Evo Medical Solutions’ (“Evo”) sales of the Aeroneb® Go Nebulizer (“Aeroneb Go”), higher product sales of the Aeroneb Pro, and to amortization of up-front payments related to our distribution agreement with Evo.

Cost of products sold for the three months ended December 31, 2004 was $1.2 million, compared with $0.6 million for the same period in 2003.  Cost of products sold for the twelve months ended December 31, 2004 was $4.1 million, compared with $2.3 million for the same period in 2003.  Cost of products sold decreased as a percent of product sales for the three months ended December 31, 2004 as compared to the same period in 2003, due to the improvement of margins on our Aeroneb Pro product line. In addition, there were no sales of the lower-margin product component to Evo in either three month period.  Cost of products sold increased as a percent of product sales for the twelve months ended December 31, 2004, as compared to the same period in 2003, partially due to the sales of the lower-margin product component that commenced in January 2004 under our agreement with Evo, in addition to the increased costs related to the manufacturing scale-up of this new product.

Research and development expenses for the three months ended December 31, 2004 were $3.1 million, compared with $2.6 million for the same period in 2003.  The increase in research and development spending in the three-month period ended December 31, 2004, as compared with the same period of 2003, was primarily due to increased spending related to initiation of a Phase 2 clinical trial for our aerosolized antibiotic product, partially offset by decreased facility-related expenses.  Research and development expenses for the twelve-month period ended December 31, 2004 were $11.2 million, compared with $11.7 million for the same period in 2003.  The decrease in research and development spending in the twelve-month period ended December 31, 2004, as compared with the same period in 2003, was primarily due to reduction in payroll-related expenses resulting from fewer employees, decreased facility-related expenses, and a decrease in research and development spending related to absorbed manufacturing costs as we continue to scale-up commercial operations and increase our sales.  These reductions were partially offset by increased spending on activities related to initiation of a Phase 2 clinical trial for our aerosolized antibiotic product.

Selling, general and administrative expenses for the three months ended December 31, 2004 were $2.0 million, as compared with $1.6 million for the same period in 2003. The increase in selling, general and administrative spending in the three-month period ended December 31, 2004, as compared with the same period of 2003, was primarily due to increased market research activity related to initiation of our Phase 2 clinical trial for our aerosolized antibiotic product.  Selling, general and administrative expenses for the twelve-month period ended December 31, 2004 were $6.8 million, as compared with $6.5 million for the same period in 2003. The increase in selling, general and administrative spending in the twelve-month period ended December 31, 2004 was primarily due increased legal expenses associated with restructuring and financing activities in the first quarter of 2004, offset by reduced spending on marketing and selling programs.

Operating Activities

During the fourth quarter, Aerogen focused on furthering development of its lead pharmaceutical product, an aerosolized antibiotic (amikacin), targeting the treatment of ventilator-associated pneumonia.  Aerogen’s pharmaceutical products are drug-device combination products that utilize its OnQ® Aerosol Generator.  The Company has been granted Fast Track Designation for its Combination Product: Amikacin Pulmonary Delivery System for Ventilator-Associated Pneumonia from the United States Food and Drug Administration and is now conducting a multi-center Phase 2 clinical trial in over 100 patients. The data from this trial are expected to be available in 2005.  In addition, as a result of ongoing in-licensing activities of proprietary compounds, Aerogen anticipates that a second product will enter a Phase 2 clinical trial by mid-year 2005.  “We are excited about the progress our clinical development programs have made over the last year and look forward to expanding our pipeline of pharmaceutical products,” said Dr. Jane Shaw, Aerogen Chairman and CEO.

Aerogen will host an investor teleconference call today, March 9th, at 5:00 p.m. Eastern Time, during which we will discuss today’s earnings release.  To join the teleconference call, dial (800) 895-3606; international callers should dial (785) 424-1065.  The teleconference ID is “Aerogen.”  This call is being webcast by Thomson/CCBN and can be accessed at Aerogen’s Web site at www.aerogen.com.

A replay of the conference call will be available from 8:00 p.m. (ET) today, March 9th, through 11:59 p.m. (ET) on Tuesday, March 22nd.  Callers in the United States should dial (800) 938-1602 for the replay, and international callers should dial (402) 220-1548.  No access code is required.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia; an additional Phase 2 study is currently underway.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  Aerogen’s Aeroneb Professional Nebulizer System is marketed world-wide for use in hospitals.  Aerogen’s Aeroneb Go Nebulizer for home use is currently marketed in the U.S., Japan and certain European countries.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland. For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Aerogen’s control and other uncertainties, and are subject to various risk factors that could cause Aerogen’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in Aerogen’s reports and other filings with the U.S. Securities and Exchange Commission, including Aerogen’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”) on April 14, 2004 and Aerogen’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2004 filed with the SEC on November 15, 2004. Aerogen does not undertake any obligation to update forward-looking statements.

CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS ATTACHED

Aerogen, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenues:
Product sales	$1,445	$538	$4,428	$3,198
Research and development	—	182	—	348
Royalty and other	796	250	1,820	625
Total revenues	2,241	970	6,248	4,171

Costs and expenses:
Cost of products sold	1,248	602	4,051	2,296
Research and development	3,113	2,633	11,185	11,744
Selling, general and administrative	2,009	1,647	6,789	6,507
Total costs and expenses	6,370	4,882	22,025	20,547

Loss from operations	(4,129)	(3,912)	(15,777)	(16,376)

Interest income (expense), net	83	(921)	(372)	(996)
Decrease in warrant liability	1,519	—	5,840	—
Other income (expense), net	371	(312)	235	(47)

Net loss	(2,156)	(5,145)	(10,074)	(17,419)

Dividends related to convertible preferred stock	(494)	—	(13,097)	—

Net loss attributable to common stockholders	$(2,650)	$(5,145)	$(23,171)	$(17,419)

Net loss per share, basic and diluted	$(0.53)	$(1.22)	$(4.86)	$(4.22)
Weighted - average shares used in computing net loss per share, basic and diluted	5,024	4,223	4,765	4,126

Aerogen, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$16,883	$762
Accounts receivable	1,225	445
Inventories, net	775	301
Prepaid expenses and other current assets	942	428
Total current assets	19,825	1,936

Property and equipment, net	2,964	3,901
Goodwill and intangible assets, net	2,098	1,931
Restricted cash	—	1,200
Other assets	868	608
Total assets	$25,755	$9,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,043	$937
Deferred revenue, current	500	500
Dividends payable	1,094	—
Convertible debentures, net	—	1,486
Accrued liabilities	1,873	1,194
Total current liabilities	4,510	4,117

Deferred rent	234	1,658
Deferred revenue, non-current	1,848	1,875
Warrant liability	10,296	—
Other long-term liabilities	267	246
Total liabilities	17,155	7,896

Redeemable convertible preferred stock, par value $0.001 Authorized: 5,000 shares; issued and outstanding: 1,099 and no shares at December 31, 2004 and 2003 (Liquidation preference: $32,963 at December 31, 2004)	15,749	—

Stockholders’ equity:
Common stock, par value $0.001: Authorized: 95,000 shares; issued and outstanding: 5,318 and 4,396 shares at December 31, 2004 and 2003, respectively	6	4
Additional paid-in capital	111,691	110,991
Notes receivable from stockholders	(292)	(280)
Deferred stock-based compensation, net	—	(264)
Accumulated other comprehensive income (loss)	991	700
Accumulated deficit	(119,545)	(109,471)
Total stockholders’ equity	(7,149)	1,680
Total liabilities and stockholders’ equity	$25,755	$9,576

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